EXHIBIT 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 28, 2006 (which report expresses an unqualified opinion), related to the 2005 financial statements of Woodbridge Apartments of Bloomington III, L.P., appearing in the Current Report on Form 8-K of America First Tax-Exempt Investors, L.P., dated January 9, 2007 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
Katz, Sapper & Miller, LLP
Indianapolis, Indiana
January 8, 2007